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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZONE MINING LIMITED
(Name of small business issuer in its charter)

Nevada	1081	98-0446135
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

ZONE MINING LIMITED	CORPORATION TRUST COMPANY OF NEVADA
C202 9801 King George Hwy	6100 Neil Road, Suite 500
Surrey, British Columbia	Reno, Nevada 89511
Canada V3T 5H6	(775) 688-3061
(604) 588-1183

(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	4,000,000	$0.02	$80,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ZONE MINING LIMITED
Shares of Common Stock
2,500,000 Minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 4,000,000 shares of common stock on a self-underwritten basis, 2,500,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.02 per share. In the event that 2,500,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 2,500,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 2,500,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.02	$0.012	$0.008
Per Share - Maximum	$0.02	$0.0075	$0.0125
Minimum	$50,000	$30,000	$20,000
Maximum	$80,000	$30,000	$50,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is ______________________.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on January 31, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. The property is owned by the Bureau of Land Management (BLM) .The right to mine on the claims has been obtained by Gold Explorations LLC. Gold Explorations LLC has leased the claims and the rights to go with them to Zone Mining Limited. We intend to conduct exploration activities on one property located in the Maricopa County, Arizona. The one property consists of 15 lode mining claims. We intend to explore for gold on the property.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

Our administrative office is located at C202 9801 King George Hwy. Surrey, British Columbia, Canada, V3T 5H6 and our telephone number is (604) 588- 1183 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89511. Our fiscal year end is March 31. Our mailing address is C202 9801 King George Hwy. Surrey, British Columbia, Canada V3T 5H6.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 2,500,000 shares of common stock and a maximum of 4,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.02
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $20,000 assuming the minimum number of shares are sold. Approximately $50,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	750,000
Number of shares outstanding after the offering if all of the shares are sold	4,750,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2005
(audited)
Balance Sheet
Total Assets	$29,920
Total Liabilities	$28,358
Stockholders Equity - (Deficit)	$1,562
Year Ended
March 31, 2005
(audited)
Income Statement
Revenue	$-
Total Expenses	$13,438
Net Loss - (Loss)	$(13,438)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with ZONE MINING LIMITED

  If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

  Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

  Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated on January 31, 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $13,438. To achieve and maintain profitability and positive cash flow we are dependent upon:
*	our ability to locate mineralized material
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

  Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  Because Messrs. Berrow, Shaw, and Hurst have other outside business activities and each will only be devoting 10% of their time, or four hours per week to ours to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Messrs. Berrow, Shaw, and Hurst, our officers and directors have other outside business activities and each will only be devoting 10% of their time, or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Berrow, Shaw and Hurst. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another, if they transfer the property to someone other than us, we will cease operations.

  Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Gold Explorations, LLC. If it transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

  If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

  We have two officers and three directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find other persons to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

  Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

  There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

  Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum $80,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if $50,000, $65,000 and $80,000 of the offering is sold.

	$50,000	$65,000	$80,000

Gross proceeds	$50,000	$65,000	$80,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$20,000	$35,000	$50,000

The net proceeds will be used as follows:

Grid Mapping	$2,500	$2,500	$2,500
Sample Analysis, Assays	$7,000	$7,000	$7,000
Labor and Supplies	$3,000	$3,000	$3,000
Supervision	$2,500	$2,500	$2,500
Stationary, Mail	$50	$50	$50
Accounting	$500	$500	$500
Office Equipment	$400	$400	$400
SEC filing	$250	$250	$250
Cash on Hand	$3,800	$18,800	$33,800
Totals	$20,000	$35,000	$50,000

Offering expenses consist of: (1) legal services, (2) accounting and audit fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

In addition to the funds raised through this offering, the company has received loans from Director Albert Berrow totaling US$15,000.

The cost of a qualified person to manage the program is included in the cost of the various programs. Usually a geologist who is responsible for geological mapping will supervise and be part of the sampling and preliminary geophysical program. Sample analysis is the cost of analysis of soil and rock samples to test for mineralization. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Gold Explorations LLC will supervise the exploration for $2,500.00 US. Soil sampling will be done on a grid covering as much of the property as possible.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and, accounting fees related to filing reports with the SEC.

No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $80,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICCE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2005, the net tangible book value of our shares of common stock was approximately $1,562 or approximately $0.00 per share based upon 750,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 4,750,000 shares to be outstanding will be $81,562 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part.

After completion of this offering, if 4,000,000 shares are sold, you will own approximately 84.21% of the total number of shares then outstanding for which you will have made a cash investment of $80,000 or $0.02 per share. Our existing stockholders will own approximately 15.79% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,000 or approximately $0.02 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,750,000 shares to be outstanding will be approximately $61,562 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 80.00% of the total number of shares then outstanding for which you will have made a cash investment of $60,000 or $0.02 per share. Our existing stockholders will own approximately 20.00% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,000 or approximately $0.02 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event the minimum number of shares are sold, the net tangible book value of the 3,250,000 shares to be outstanding will be approximately $51,562 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part.

After completion of this offering, if 2,500,000 shares are sold, you will own approximately 76.92% of the total number of shares then outstanding for which you will have made a cash investment of $50,000 or $0.02 per share. Our existing stockholders will own approximately 23.08% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,000 or approximately $0.02 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.02
Net tangible book value per share before offering	$0.00
Potential gain to existing shareholders	$0.02
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share
after offering	$0.02
Capital contributions	$15,000
Number of shares outstanding before the offering	750,000
Number of shares after offering assuming the sale of the maximum
number of shares	4,750,000
Percentage of ownership after offering	15.79%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$80,000
Number of shares after offering held by public investors	4,000,000
Percentage of capital contributions by existing shareholders	15.79%
Percentage of capital contributions by new investors	84.21%
Percentage of ownership after offering	84.21%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$60,000
Number of shares after offering held by public investors	3,000,000
Percentage of capital contributions by existing shareholders	20.00%
Percentage of capital contributions by new investors	80.00%
Percentage of ownership after offering	80.00%

Purchasers of Shares in this Offering if the minimum number of Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$50,000
Number of shares after offering held by public investors	2,500,000
Percentage of capital contributions by existing shareholders	23.08%
Percentage of capital contributions by new investors	76.92%
Percentage of ownership after offering	76.92%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 4,000,000 shares of common stock on a self-underwritten basis, 2,500,000 shares minimum, 4,000,000 shares maximum basis. The offering price is $0.02 per share. Funds from this offering will be placed in a separate bank account at Bank of America, NV1-121-01-01, 4810 West Charleston Boulevard, Las Vegas, Nevada, 89146 .Its telephone number is (702) 654-4310. The funds will be maintained in the separate bank account until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at the meetings, to business associates and to their friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $100,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement, a copy of which is included with the prospectus.
  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ZONE MINING LIMITED"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on January 31, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search of mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on the Black Rock Basin, lode mining claims, in Maricopa County, Arizona. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89544 and our business office is located at C202 9801 King George Hwy. Surrey, British Columbia, Canada, V3T 5H6. This is our mailing address as well. Our telephone number is (604) 588- 1183. Mr. Berrow supplies this office space on a rent free basis.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

On March 31, 2005, executed a license with Gold Explorations LLC, an unrelated third party that holds title to the property. Under the terms of the license, we have the right to explore for gold on 300 acres. The property is comprised of 15 lode mining claims in Maricopa County, Arizona. The terms of lease provided that we will pay Gold Explorations $10,000 on March 31, 2005, and each year thereafter for a period twenty-five years. We may terminate the agreement upon giving thirty (30) days notice prior to the commencement of an anniversary date. The property is subject to the rules and regulations of the Bureau of Land Management. We will be exploring for mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. The license grants the us the right to enter on the above described land with our employees, representatives and agents, and with the tools and machinery as we may deem necessary to prospect and test the land for its mineral content.

We will be responsible for payment of any taxes and maintenance fees due to BLM for 2005 and every year after thereafter. Pursuant to the agreement, we will be responsible for paying taxes and maintenance fees not exceeding $2,000 per annum.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

The fee simple title to the property is owned by Gold Explorations LLC. The property is referred to as the Black Rock Basin Project (BRB). This is in accordance with the US Mining Law. Gold Explorations LLC has leased these claims and the rights that go with them to Zone Mining Limited. The Leasee has the right to prospect, explore, test, develop and work at its own discretion and its own expense.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Claims

The following is a list of claim numbers, location, and date of recording of our claims:

Claim No	Location	Date of Recording

BRB #1 to #3	NE quarter, Sec. 20, T4N., R7W	March 26,2002
BRB #4 to #9	SE quarter, Sec. 17, T4N, R7W	March 26,2002
BRB #10 to #12	NE quarter, Sec. 20, T4N., R7W	March 26,2002
BRB #13 to #15	NW quarter, Sec. 20, T4N., R7W	March 26,2002

In total 15 mineral claims

Location and Access

The property is located in the southern part of the Vulture Mining District, Maricopa County, Arizona on the northeastern flank of the Belmont Mountains. Ground comprising the BRB Project is located within sections 17 and 20, Township 4 North, Range7 West. The project area is covered by the Belmont Mountain 7 1/2 minute topographic map. Access to the project area is possible year around. The property is located approximately 80 miles west of Phoenix and about 25 miles southwest of Wickenburg, Arizona.

The BRB Project is situated within the lower hills and flats of the northern Belmont Mountains Range where elevations from a low of 1900 feet to a maximum of just under 2500 feet are found on the property. The predominant drainage on the property is east. Vegetation consists predominantly of Creosote (greasewood), Palo Verde and Mesquite with a variety of cacti. Land use is for cattle and sheep grazing. The only habitation or other cultural features within ten miles is a small ranch house northeast of the project site.

MAP 1

MAP 2

Property Geology

At the BRB a series of fault controlled veins cut Tertiary basalts. These basalts are a dark gray to black colored, moderate to fine-grained vesicular flows. At the extreme west, north and south end of the property, rhyolite flows and flow breccias cap the basalt. This rhyolite generally is a light-yellowish-brown to a light brownish-gray color, iron stained to a reddish color where pyrite is abundant.

The veins occur within a zone almost 4 miles in length and 1/3 to 3/4 miles in width. The veins and veinlets vary in width from inches to tens of feet and several hundred to possibly several thousand feet of strike length. These gold bearing veins are comprised of quartz, calcite, with silicified and brecciated vein material. The only visible ore-bearing minerals are sphalerite (zinc sulfide), galena (lead sulfide) with sparse chrysocolla and malachite (copper silicates and carbonates).

The west zone, moderately exposed on the steeper slopes, the northwest zone, well exposed, the central zone, poorly exposed due to alluvial cover, the east zone, again poorly exposed due to alluvial cover, the northeast zone and the north zone, again poorly exposed due to a think layer of soil cover. The east zone is one of our highest priorities, with high gold, arsenic, lead and zinc values. This area is reasonably flat with most of the vein outcrops concealed with alluvial cover. The north zone, a recent discovery has returned the highest precious metal values to date, ore grade gold and silver.

History of Previous Work

Ground within the BRB Project experienced minor prospecting, probably during the 1930's. The property evidences numerous small prospect pits, shallow shafts and several small tunnels or adits. Most of the exploration was focused on the west end of the property.

Supplies

Gold Exploration LLC will supervise the exploration for the Leasee. Supplies and manpower will not be a problem for the exploration that is required on the lode mining claims.

Other

Other than our interest in the property, we own no plants or other property. With respect to the property, our right to conduct exploration activity is based upon the Agreement with Gold Explorations LLC.

Our Proposed Exploration Program

Working with a $15,000 budget, we estimate between 350-400 soil and rock chip samples will be collected and analyzed. We intend to collect soil samples on 50 foot centers over the best looking areas on either 300 or 500 foot line spacing. Rock chip samples will be taken where we have the best outcrop exposures. All sample locations will be marked with metal tags and we will provide GPS coordinates also. We are estimating 300-350 soil samples and at least 50 rock chip samples to cover the claim block. Fill-in work may be done later if required.

It will take us two to three weeks to complete the grid and collect the samples. Samples will be shipped to Chemex Labs. It will take another two to three weeks to obtain results from the lab. We will plot all sample locations on enlarged topo and provide GPS with these locations.

Funds will be used exclusively for grid installation, sample collecting, supplies, shipping, lab costs, meals, motels, truck fuel and labor.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

This offering does not provide funding for drilling. Mr. Berrow, after confirming with the owner, will determine if and when drilling will occur on the property. Mr. Berrow will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of soil and rock chip sampling.

The costs of our work program were provided by Mr. Steve Karolyi, of Gold Explorations LLC a report of February 24, 2005 on the Black Rock Basin, Lode Mining Claims. He estimated the cost of supervision, grid mapping, sample analysis, assays, labor and supplies to be $15,000 US. We have no relationship with Mr. Karolyi. We will begin exploration activity after this public offering is completed.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event. In addition, the nature and direction of the exploration may change depending upon initial results.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in the United States and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Bureau of Land Management and the laws of this State and or the United States.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Gold Explorations LLC has secured all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Arizona and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Arizona is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. Gold Explorations LLC and the employees will be required to leave the area in the same condition as they found it - on a daily basis.

We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering.

Subcontractors

We intend to use the services of Gold Explorations LLC who will supervise the subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no full-time employees. Our two officers and directors are part-time employees and each will devote about 10% of their time or four hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point.

Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the amount of money in this offering, we believe it, together with the loans and purchase of shares by the directors ($15,000 in loans and $15,000 in share purchases) will last a minimum of twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located in the northeast portion of the Belmont Mountain Range in western Maricopa County, Arizona.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have selected Gold Explorations LLC to supervise the work as of the date of this prospectus. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the locating and the recording of the lode mining claims under the direction of H.G. McNeill.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of establishing a grid mapping and sample collecting at regular intervals. The soil and rock chip samples will be collected and analysed for au, ag, cu, pb, and zn. The results will be plotted on a map to determine where the elevated areas of mineralization occur. We intend to collect soil samples on 50 foot centers over the best looking areas on either 300 or 500 foot line spacing. Rock chip samples will be taken where we have the best outcrop exposures. Based upon the results of the exploration Mr. Berrow will determine, in consultation with Gold Explorations LLC, if the property is to be dropped or further exploration work done. Mr. Berrow will not receive fees for his services. The proceeds from this offering are designed only to fund the costs of an exploration program recommended by H.G. McNeill, an Engineering Contractor. Additional funding will be required to take the property to a more advanced stage of exploration. We intend to send our samples to Chemex Labs.

We estimate the cost of the proposed work program to be $16,200. This is composed of $2,500 for a grid mapping, $7,000 for sample analysis, assays, $3,000 for labor and supplies and $2,500 for supervision, and $1,200 for office, mail couriers, equipment and SEC filing costs. We estimate it will take up to two to three weeks to complete the grid and collect the samples. We will begin the program after the completion of the offering, weather permitting.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that will be hired by Gold Explorations LLC. The independent contractors will be responsible for surveying, geology, engineering, and exploration.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we will conduct the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors and Mr. Berrow has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. Mr. Berrow has advanced $15,000 to date. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. The funds raised in this offering, together with the loans advanced, will allow the company to operate for a minimum of one year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing fifteen lode mining claims. The property is staked and we will begin our exploration plan upon completion of this offering, weather permitting. As of the date of this prospectus we have yet to begin operations and therefore we have yet to generate any revenues.

Since inception, we have issued 750,000 shares of our common stock and received $15,000.

We have received $15,000 in loans from Mr. Berrow, one of our directors.

As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

We issued 750,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933 in February 22, 2005. The purchase price of the shares was $15,000. This was accounted for as an acquisition of shares. Albert Berrow covered our initial expenses of $15,000 for incorporation and legal fees. The amount owed to Mr. Berrow is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Berrow is oral and there is no written document evidencing the agreement.

As of March 31, 2005, our total assets were $29,920 and our total liabilities were $28,358.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)

Albert Edward Berrow	60	President, Chief Financial Officer,
C202 -9801 King George Hwy.		and a member of the Board of Directors
Surrey, British Columbia
Canada, V3T 5H6

Frank Alfred Shaw	62	Secretary, Treasurer, and a member
#114 - 550 East 6th Ave		of the Board of Directors
Vancouver, British Columbia
Canada V5T 4H2

Craig Hurst	40	Member of the Board of Directors
#2079 - 7810 North 14th Place
Phoenix, AZ, 85020

Messrs. Berrow, Shaw, and Hurst have been members of the Board of Directors since inception.

Background of Officers and Directors

Albert E. Berrow has been our President, Chief Financial Officer, and a member of our Board of Directors since inception.

Mr.Berrow has 25 years of experience in the automotive industry, working as salesman, to fleet manager, handling national accounts. In May, 1999, to May, 2003, Mr.Berrow was an independent distributor in network marketing in the health industry, with a company called Essentially Yours Industries. Since November, 2001, Mr. Berrow has been self employeed as an independent contractor in public relations.

Frank Shaw has been our Secretary, Treasurer, and a member of the board of directors since inception. Since December of 1995, Mr. Shaw has been an owner and operator of True Choice Health Products located in Surrey, British Columbia

Craig Hurst has been a director since inception. From October 1998 to August 1999 Mr. Hurst was a director in Lexico Resources International Corp., Las Vegas, NV. As a consultant, he assisted in the organizing and completion of mergers with an international oil and gas concern. From 1999 to December, 2003, Mr. Hurst was President of Patriot Energy Corporation, Las Vegas, NV. He managed, developed and implemented the public company's domestic shale oil project in Colorado. In December, 2003, Patriot Energy changed its name to Healing Hand Network International Corp. Mr. Hurst then became responsible for raising capital and the management of the marketing of Native American herbal products. Since November, 2004, Mr. Hurst is also a private consultant in Phoenix, Arizona.

Conflicts of Interest

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their unwillingness to devote full time to our operations.

No policy has been implemented or will be implemented to address conflicts of interest.

In the event all of our officers and directors resign from their positions at once, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on January 31, 2005 through to March 31, 2005 for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names Executive				Compen-	SARs	Restricted	LTIP	Compen-
Officer and Principal	Year	Salary	Bonus	sation	Granted	Share	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	Units	(US$)	(US$)

Albert Berrow	2005	0	0	0	0	0	0	0
President	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Frank Shaw	2005	0	0	0	0	0	0	0
Secretary & Treasurer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Craig Hurst	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have not paid any salaries in 2005, and we do not anticipate paying any salaries at any time in 2005. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
Albert Edward Berrow	300,000	300,000	6.31%
C202 -9801 King George Hwy.
Surrey, British Columbia
Canada, V3T 5H6

Frank Alfred Shaw
#114 - 550 East 6th Ave	250,000	250,000	5.26%
Vancouver, British Columbia
Canada V5T 4H2

Craig Hurst
#2079 - 7810 North 14th Place	200,000	200,000	4.21%
Phoenix, AZ, 85020

[1]	The persons named above "promoters" as defined in the Securities Exchange Act of 1934. Messrs. Berrow and Shaw, and Hurst are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 750,000 shares of common stock were issued to our officers and directors in March 2005. The 750,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 750,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.02. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 23.08% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In February 2005, we issued a total of 750,000 shares of restricted common stock to Albert Berrow, Frank Shaw and Craig Hurst. This was accounted for as an acquisition of shares of common stock in the amount of $15,000.

Our officers and directors are our only promoters. They have not received nor will they receive anything of value from us, directly or indirectly in their capacities as promoters.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to March 31, 2005 included in this prospectus have been audited by Staley, Okada & Partners as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Staley, Okada & Partners, Chartered Accountants.

Our financial statements immediately follow:

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-3800
info@staleyokada.com
www.staleyokada.com

Report of Independent Registered Public Accounting Firm

To the Stockholders of Zone Mining Limited:

We have audited the accompanying balance sheet of Zone Mining Limited (the "Company") as at March 31, 2005 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (January 31, 2005) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2005, and the results of its operations and its cash flows for the period from inception (January 31, 2005) to March 31, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations, had suffered recurring losses from operations and has total liabilities that exceed total assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Staley, Okada & Partners"

Vancouver, B.C.	STALEY, OKADA & PARTNERS
April 27, 2005	CHARTERED ACCOUNTANTS

Zone Mining Limited	Statement 1
(A Development Stage Company)
Balance Sheet
As at March 31, 2005
Expressed in US Funds

ASSETS
Current
Cash and cash equivalents	$14,920
Funds held in trust (Note 6)	15,000
$29,920

LIABILITIES
Current
Accounts payable	$10,296
Accrued liabilities	3,062
Due to related party (Note 5)	15,000
28,358

Going Concern (Note 1)

SHAREHOLDERS' EQUITY
Capital Stock (Note 4)
Authorized:
100,000,000 common shares, $0.00001 par value
100,000,000 preferred shares, $0.00001 par value
Issued and outstanding shares:
750,000 common shares	8
Capital in excess of par value	14,992
Deficit accumulated during the development stage - Statement 3	(13,438)
Equity - Statement 3	1,562
$29,920

- See Accompanying Notes -

Zone Mining Limited	Statement 2
(A Development Stage Company)
Statement of Loss
Expressed in US Funds

Cumulative
from Inception
(January 31,
2005) to
March 31, 2005
General and Administrative Expenses
Professional fees	$3,187
Office	251

Loss Before Other Items	(3,438)

Other Items
Acquisition cost of mineral property costs	(10,000)
Loss for the Period	$(13,438)

Basic and Diluted Loss per Common Share	$(0.02)

Weighted Average Number of Shares Outstanding	750,000

- See Accompanying Notes -

Zone Mining Limited					Statement 3
(A Development Stage Company)
Statement of Shareholders' Equity
Expressed in US Funds

	Common Shares		Capital in Excess of	Deficit Accumulated During the Development
	Shares	Amount	Par Value	Stage	Total
Inception - January 31, 2005	-	$-	$-	$-	$-
Common shares issued for
cash at $0.02 per share	750,000	8	14,992	-	15,000
Loss for the period	-	-	-	(13,438)	(13,438)
Balance - March 31, 2005	750,000	$8	$14,992	$(13,438)	$1,562

- See Accompanying Notes -

Zone Mining Limited	Statement 4
(A Development Stage Company)
Statement of Cash Flows
Expressed in US Funds

Cumulative from
Inception
(January 31,
2005) to March
Cash Resources Provided By (Used In)	31, 2005
Operating Activities
Loss for the period	$(13,438)
Items not affecting cash:
Write-off of mineral property costs	10,000
Changes in operating assets and liabilities:
Funds held in trust	(15,000)
Accounts Payable and Accrued liabilities	13,358
(5,080)

Investing Activities
Property purchase payments	(10,000)

Financing Activities
Advances from related party	15,000
Issuance of capital stock	15,000
30,000

Net Increase in Cash	14,920
Cash position - Beginning of period	-
Cash Position - End of Period	$14,920

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-
Cash paid for income taxes	$-

- See Accompanying Notes -

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

1.	Organization

Zone Mining Limited (the "Company") is a Nevada corporation incorporated on January 31, 2005. It is based in Vancouver, British Columbia, Canada.

The Company is a development stage company that engages principally in the acquisition, exploration and development of resource properties. During the period, the Company acquired a 100 % interest in 15 mineral mining claims in the Maricopa County, Arizona, USA and has not yet determined whether this property contains reserves that are economically recoverable. To date, the Company's activities have been limited to its formation and the raising of equity capital. At present, management is devoting most of its activities to getting an SB-2 Registration Statement declared effective.

Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at March 31, 2005, the Company has a loss from operations of $13,438 and an accumulated deficit of $13,438. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending March 31, 2006.

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development and sale of ore reserves.

In response to these problems, management has planned the following actions:
	*	The Company intends to apply for an SB-2 Registration Statement.
	*	Management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

	a)	Basis of Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles applicable to development stage enterprises.

	b)	Fiscal Periods

The Company's fiscal year end is March 31.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

2.	Significant Accounting Policies - Continued

	c)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

	d)	Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

	e)	Mineral Property Costs

The Company has been in the exploration stage since its formation in January 31, 2005 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	f)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

2.	Significant Accounting Policies - Continued

	g)	Fair Value of Financial Instruments and Derivative Financial Instruments

The Company has adopted Statement of Financial Accounting Standards ("SFAS") Number 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying amounts of cash and cash equivalents, funds held in trust, accounts payable and amounts due to related party approximate their fair values because of the short maturity of these items. Certain fair value estimates may be subject to and involve, uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

	h)	Segmented Reporting

SFAS Number 131, "Disclosure About Segments of an Enterprise and Related Information", changed the way public companies report information about segments of their business in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company presently operates only in Canada.

	i)	Federal Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

	j)	Earnings (Loss) per Share

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

2.	Significant Accounting Policies - Continued

	k)	Risks and Uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial operational, technological and other risks associated with operating a resource exploration business, including the potential risk of business failure.

	l)	Foreign Currency Transactions

The Company's functional currency is the Canadian Dollar. The Company's reporting currency is the U.S. Dollar. All transactions initiated in Canadian Dollars are translated to U.S. Dollars in accordance with SFAS No. 52 as follows:

(i) Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date;
(ii) All other assets and liabilities at historical rates; and
(iii) Revenue and expense items at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from such translations are deferred until realization and are included as a separate component of shareholders' equity as a component of comprehensive income or loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

No significant realized exchange gains or losses were recorded in the period ended March 31, 2005.

	m)	Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company's management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

	n)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during the reported fiscal period.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

2.	Significant Accounting Policies - Continued

	o)	Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value method, compensation is the excess, if any, of the fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation, if any, is recognized over the applicable service period, which is usually the vesting period. The Financial Accounting Standards Board ("FASB") has issued SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123" and interpreted by FASB Interpretation No. ("FIN") 44, "Accounting for certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25". This standard, if fully adopted, changes the method of accounting for all stock-based compensation to the fair value method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

The adoption of the accounting methodology of SFAS No. 123 for employees is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB No. 25; however, pro forma disclosures, as if the Company had adopted the cost recognition requirements under SFAS No. 123, are required to be presented.

As at March 31, 2005, the Company had no stock-based compensation plans nor had it granted options to employees. The Company would account for such grants under the recognition and measurement principles of APB No. 25, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as no options had been granted.

	p)	Comprehensive Income (Loss)

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. For the period ended March 31, 2005, the Company had no items of other comprehensive income. Therefore, net loss equals comprehensive loss for the period ended March 31, 2005.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

3.	Mineral Property Costs

By agreement dated March 31, 2005 with Gold Explorations LLC ("Gold"), the Company leased a 100% interest in certain properties consisting of 15 unpatented mineral claims, known as the Black Rock Basin property ("the Property") located in the Maricopa County of Arizona, United States.

Upon execution of the agreement, Gold transferred 100% interest in the mineral claims to a director and officer of the Company in trust for the Company for a period of 25 years at an amount of $10,000 per annum.

All cash payments shall be made within 30 days of the anniversary date, otherwise the mineral property rights will revert back to Gold.

In addition, the Company must incur exploration expenditures in the amount of $15,000 with the work to be performed by Gold. Failure to fulfill the exploration expenditure requirement will result in the properties reverting back to Gold.

The Company is also responsible to maintain the mineral claims in good standing by paying all the necessary rents, taxes and filing fees associated with the Property.

4.	Capital Stock

	a)	Authorized Stock

The Company has authorized 100,000,000 common shares with a par value of $0.00001 per share. The Company has also authorized 100,000,000 preferred shares with a par value of $0.00001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder of the corporation is sought.

	b)	Share Issuance

Since the inception of the Company on January 31, 2005 to March 31, 2005, the Company has issued 750,000 common shares at $0.02 per share for total proceeds of $15,000 being $8 for par value shares and $14,992 for capital in excess of par to directors and officers of the Company.

Zone Mining Limited
(A Development Stage Company)
Notes to Financial Statements
March 31, 2005
Expressed in US Funds

5.	Due to Related Party

As of March 31, 2005, the Company was obligated to a director or company owned by a director, who is also an officer, and a shareholder, for a non-interest bearing demand loan with a balance of $25,000. This amount is the $15,000 advanced to the Company's legal counsel (Note 6) and the initial lease payment of $10,000 on the Black Rock Basin mineral claim (Note 3) made on behalf of the Company by a company of a director. This $10,000 payment was subsequently expensed as property acquisition costs in the period.

6.	Commitments

The Company signed an agreement to pay $25,000 in legal fees once the SB-2 Registration Statement has been declared effective. During the period, the Company advanced its legal counsel $15,000 which was accordingly classified as cash held in trust. The remaining balance of $10,000 will be paid within the next fiscal year.

7.	New Accounting Pronouncements

Recent accounting pronouncements that are listed below did and/or are not currently expected to have a material effect on the Company's financial statements.

FASB Statements:
	*	Number 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections;
	*	Number 146, Accounting for Costs Associated with Exit or Disposal Activities;
	*	Number 147, Acquisitions of Certain Financial Institutions - An amendment of FASB Statements No. 27 and 144 and FASB Interpretation No. 9;
	*	Number 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123;
	*	Number 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;
	*	Number 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

FASB Interpretations:
*

Number 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34;

	*	Number 46, Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51.
	*	Number 47, Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article IX of the Bylaws of our company, filed as Exhibit 3.2 to the registration statement.
2.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	300
Accounting Fees and Expenses	3,500
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	600
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Albert Edward Berrow	02-22-2005	300,000	Cash of $6,000
C202 -9801 King George Hwy.
Surrey, British Columbia
Canada, V3T 5H6

Frank Alfred Shaw	02-22-2005	250,000	Cash of $5,000
#114 - 550 East 6th Ave
Vancouver, British Columbia
Canada V5T 4H2

Craig Hurst	02-22-2005	200,000	Cash of $4,000
#2079 - 7810 North 14th Place
Phoenix, AZ, 85020

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to section 4(2) of the Securities Act of 1933. They are sophisticated investors, officers and directors of our company, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27.     EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
10.1	Agreement with Gold Explorations, LLC.
23.1	Consent of Staley, Okada & Partners, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.     UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Surrey, British Columbia, on this 2nd day of June, 2005.

ZONE MINING LIMITED

BY:	/s/ Albert Berrow
Albert E. Berrow, President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Albert Berrow, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Albert Berrow	President, Chief Financial Officer	June 2, 2005
Albert Berrow	Member of the Board of Directors

/s/ Frank Shaw	Secretary, Treasurer	June 2, 2005
Frank Shaw	Member of the Board of Directors

________________________	Member of the Board of Directors	June __, 2005
Craig Hurst